As filed with the Securities and Exchange Commission on January 4, 2010
Registration No. 333-153769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Willis Group Holdings Public Limited Company
(Exact name of registrant as specified in its charter)
Ireland
(State or other jurisdiction of incorporation or organization)
Applied for
(I.R.S. Employer Identification Number)
c/o Willis Group Limited
The Willis Building
51 Lime Street
London EC3M 7DQ, England
44 203 124 6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam G. Ciongoli
Group General Counsel
Willis Group Holdings Public Limited Company
One World Financial Center
200 Liberty Street, 7th Floor
New York, New York 10281
(212) 915-8899
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Matthew D. Bloch
Erika L. Weinberg
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Registrant.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”), filed by Willis Group Holdings Public Limited Company, an Irish public limited company (“Willis Ireland”) as successor issuer to Willis Group Holdings Limited, an exempted Bermuda company (“Willis Bermuda”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of amending the Registration Statement on Form S-3 (Registration Number 333-160129) filed with the Securities and Exchange Commission by Willis Bermuda on October 1, 2008 (the “Registration Statement”) to (i) reflect the Transaction, as described below, and (ii) amend certain of the exhibits initially filed with the Registration Statement. The Post-Effective Amendment shall become effective immediately upon filing in accordance with Rule 462(e) under the Securities Act.

On December 31, 2009, pursuant to a scheme of arrangement under Bermuda law, Willis Ireland became the publicly held holding company and indirect parent of Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited, Trinity Acquisition plc and Willis North America Inc. All of the previously outstanding shares of Willis Bermuda were cancelled and Willis Bermuda’s common shareholders received, on a one-for-one basis, new ordinary shares of Willis Ireland for the purpose of changing the place of incorporation of the parent company of the Willis Group from Bermuda to Ireland (the “Transaction’’). As a result of the Transaction, Willis Bermuda is now a wholly-owned subsidiary of Willis Ireland. In connection with the Transaction, Willis Ireland assumed all of Willis Bermuda’s obligations under its outstanding securities. Willis Ireland hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROSPECTUS
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
7,908 ORDINARY SHARES
          On October 1, 2008, Hilb Rogal & Hobbs Company merged (the “Merger”) with and into Hermes Acquisition Corp., a wholly owned subsidiary of Willis Group Holdings Limited (“Willis Bermuda”) predecessor company to Willis Group Holdings Public Limited Company, an Irish public limited company (“Willis Ireland”). This prospectus updates the original prospectus dated October 1, 2008 to reflect a transaction completed on December 31, 2009 that resulted in Willis Bermuda’s public shareholders holding ordinary shares in Willis Ireland, instead of common stock of Willis Bermuda. This prospectus replaces the original prospectus in its entirety. This prospectus relates to 7,908 shares of common stock, par value $0.000115 per share (the “Common Stock), of Willis Bermuda, issuable to those persons who were employees or directors of Hilb Rogal & Hobbs Company (“HRH”) at any time prior to the effective time of the Merger, but who are not employees or directors of HRH after the effective time of the Merger, and who, immediately prior to the Merger, were holders of options to purchase shares of common stock, par value $0.0001 per share, of HRH (the “HRH Options”), that were converted into options to purchase shares of Common Stock of Willis Bermuda (the “Willis Options”) at the effective time of the Merger.
          Any proceeds received from the exercise of the Willis Options will be used for general corporate purposes.
          Our Ordinary Shares are traded on the New York Stock Exchange under the symbol “WSH.”

          Investing in our Ordinary Shares involves risks. See “Risk Factors” on page 1 of this prospectus, “Item 1A Risk Factors” of Willis Bermuda’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and similar sections of Willis Bermuda’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, which are incorporated by reference herein, to read about factors you should consider before investing in our Ordinary Shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2010

          You should rely only on the information contained in this prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. This prospectus relates to our ordinary shares issuable upon the exercise of options to purchase our ordinary shares, which options were converted from options assumed by us in connection with the merger of Hilb Rogal & Hobbs Company (“HRH”) with and into Hermes Acquisition Corp., a wholly owned subsidiary of Willis Bermuda, predecessor company to Willis Ireland (such transaction, the “Merger”). You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
          The registration statement (including the exhibits) of which this prospectus is a part contains additional information about us and the ordinary shares offered by this prospectus. We may in the future file certain other legal documents which could affect the terms of the ordinary shares offered by this prospectus as exhibits to reports we file with the SEC. The registration statement and the reports can be read at the SEC Web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”
          To understand this offering of ordinary shares fully, you should read this entire document carefully, including particularly the “Risk Factors” section and the documents identified under the heading “Where You Can Find Additional Information.”

i

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
     We trace our history to 1828 and are one of the largest insurance brokers in the world. For several years, we have focused on our core retail and specialist broking operations. Prior to 2008, we made a number of smaller acquisitions around the world and increased our ownership in several of our associates and existing subsidiaries, which were not wholly-owned, where doing so strengthened our retail network and our specialty businesses.
     On October 1, 2008, we completed the acquisition of HRH, the eighth largest insurance and risk management intermediary in the United States at that time. The acquisition doubled our North America revenues and the combined Willis HRH operation has critical mass in key markets including California, Florida, Texas, Illinois, New York, Boston, New Jersey and Philadelphia.
     On December 31, 2009, pursuant to a scheme of arrangement under Bermuda Law, Willis Ireland became the publicly held holding company and indirect parent of Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, TA IV Limited, Willis Group Limited, Trinity Acquisition plc and Willis North America Inc. All of the previously outstanding shares of Willis Bermuda were cancelled and the common shareholders received, on a one-for-one basis, new ordinary shares of Willis Ireland for the purpose of changing the place of incorporation of Willis Bermuda from Bermuda to Ireland. We refer to the transactions affecting this change collectively as the “Transaction.” As a result of the Transaction, Willis Bermuda is now a wholly owned subsidiary of Willis Ireland. In connection with the Transaction, Willis Ireland assumed all of Willis Bermuda’s obligations under its outstanding securities. Also on December 31, 2009 Willis Netherlands Holdings B.V. became the direct subsidiary of Willis Ireland and the direct or indirect parent of Willis Investment UK Holdings Limited, TA I Limited, TA II Limited, TA III Limited, Trinity Acquistion plc, TA IV Limited, Willis Group Limited and Willis North America Inc.
     We provide a broad range of insurance brokerage, reinsurance and risk management consulting services to our worldwide clients. We have significant market positions in the United States, in the United Kingdom and, directly and through our associates, in many other countries. We are a recognized leader in providing specialized risk management advisory and other services on a global basis to clients in various industries including the aerospace, marine, construction and energy industries.
     In our capacity as an advisor and insurance broker, we act as an intermediary between our clients and insurance carriers by advising our clients on their risk management requirements, helping clients determine the best means of managing risk, and negotiating and placing insurance risk with insurance carriers through our global distribution network.
     We assist clients in the assessment of their risks, advise on the best ways of transferring suitable risk to the global insurance and reinsurance markets and then seek to execute the transactions at the most appropriate available price, terms and conditions for our clients. Our global distribution network enables us to place the risk in the most appropriate insurance or reinsurance market worldwide.
     We also offer clients a broad range of services to help them to identify and control their risks. These services range from strategic risk consulting (including providing actuarial analyses), to a variety of due diligence services, to the provision of practical on-site risk control services (such as health and safety or property loss control consulting) as well as analytical and advisory services (such as hazard modeling and reinsurance optimization studies). We assist clients in planning how to manage incidents or crises when they occur. These services include contingency planning, security audits and product tampering plans. We are not an insurance company and therefore we do not underwrite insurable risks for our own account, with the exception of a small legacy HRH operation (which is immaterial to the Willis Group) in Omaha that underwrites insurance for college fraternities.
     We and our associates serve a diverse base of clients located in approximately 190 countries. These clients include major multinational and middle-market companies in a variety of industries, as well as public institutions and individual clients. Many of our client relationships span decades. Including our associates, we have approximately 20,000 employees around the world and a network of about 400 offices in approximately 100 countries.
     We believe we are one of only a few insurance brokers in the world possessing the global operating presence, broad product expertise and extensive distribution network to effectively meet the global risk management needs of many of our clients. For more information regarding our business, including our financial information, please read the documents incorporated by reference into this prospectus.
RISK FACTORS
          Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from Willis Bermuda’s most recent annual report on Form 10-K under the caption “Item 1A — Risk Factors,” as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

We have included in this document “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act” which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the re-domestication from Bermuda to Ireland, the potential benefits of the HRH acquisition, the potential benefits of our transactions relating to Gras Savoye, our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market and regulatory conditions on our global business operations;

•	the impact of current financial market conditions and the current credit crisis on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the acquisition of HRH or the amount of time it may take to achieve such cost savings, synergies and benefits expected due to the integration of HRH with our operations;

•	our ability to continue to manage our indebtedness;

•	our ability to implement and realize anticipated benefits of the Shaping our Future initiative and other new initiatives;

•	our ability to retain existing clients and attract new business, and our ability to retain key employees;

•	material changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane;

•	the volatility or declines in other insurance markets and the premiums on which our commissions are based;

•	our ability to compete effectively in our industry;

•	our ability to retain key employees and clients and attract new business;

•	the impact of insolvencies of clients or insurance companies resulting from an economic downturn;

•	the timing or ability to carry out share repurchases or take other steps to manage our capital and limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	rating agency actions that could inhibit ability to borrow funds or the pricing thereof;

•	domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand;

•	potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations;

•	changes in the tax or accounting treatment of our operations, such as the recent proposals made by the Obama administration regarding international tax reform;

•	our exposure to potential liabilities arising from errors and omissions claims against us,

•	the results of regulatory investigations, legal proceedings and other contingencies and

•	the timing of any exercise of put and call arrangements with associated companies.

•	our insurance coverage proves to be inadequate or unavailable or there is an increase in liabilities for which we self-insure; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also the section entitled “Risk Factors”.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved. Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.
DESCRIPTION OF THE PLANS
          This prospectus relates to ordinary shares, par value US$0.000115 per share, of Willis Ireland (the “Ordinary Shares”) which may be acquired or granted pursuant to: (i) the Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan (the “2000 Plan”); (ii) the Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan (the “2007 Plan”); and (iii) the Hilb Rogal & Hobbs Company Non-Employee Directors Stock Incentive Plan (the “Directors Plan” and collectively referred to as the “Stock Incentive Plans”). A description of the material terms of the Stock Incentive Plans is included below.
          In addition this prospectus relates to our Ordinary Shares which may be distributed from deferred compensation accounts invested in deferred stock units, as specified in the applicable plan, under (i) the Hilb Rogal & Hobbs Company Executive Voluntary Deferral Plan (the “Executive Deferral Plan”) and (ii) the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan (the “Directors Deferral Plan” and collectively referred to as the “Deferred Compensation Plans”). The Stock Incentive Plans and the Deferred Compensation Plans shall collectively be referred to as the “Plans.” A description of the material terms of the Deferred Compensation Plans is included below.
          The following description is only a summary of the principal provisions of the Plans and is qualified in its entirety by the terms of the Plans. If the information in this “Description of the Plans” differs from the information in any Plan, you should rely on the information in such Plan. See “Where You Can Find Additional Information” on how you may obtain a copy of the complete text of the Plans and additional information upon request from Willis. The Plans are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Compensation Plans are intended to constitute unfunded “top hat” plans within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Administration
          The Compensation Committee of the Board of Directors of Willis Ireland (the “Compensation Committee”) administers the Stock Incentive Plans. Either Willis Ireland or the Compensation Committee will serve as plan administrator of the Deferred Compensation Plans unless the Compensation Committee appoints one or more other persons to serve as the plan administrator (the “Administrator”).
          Under each Plan, the Administrator is authorized to interpret such Plan, establish, amend and rescind any rules and regulations relating to such Plan, determine all questions arising under the Plan, determine the terms and provisions of any agreements entered into under the Plan, and make all other determinations necessary or advisable to administer such Plan. In addition, under the Deferred Compensation Plans, the Administrator is empowered to settle claims against the Deferred Compensation Plans and make such equitable adjustments in a participant’s or beneficiary’s rights or entitlements as it deems appropriate in the event an error or omission is discovered or claimed in the operation of the Deferred Compensation Plans.
          The determinations of the Administrator in the administration of the Plans are final and conclusive.
Eligibility
          Prior to June 7, 2008, employees, directors, and officers of HRH and its subsidiaries were eligible to receive awards under the 2000 Plan and 2007 Plan and non-employee directors of the Board of HRH were eligible to receive awards under the Directors Plan.
          Non-employee directors who were directors of the Board of HRH prior to the closing of the Merger are eligible to participate in the Directors Deferral Plan.
          Lastly, individuals who were prior to the Merger either executives with a rank of President or higher of a subsidiary of HRH, members of the executive group of HRH or other highly compensated individuals (determined in the Administrator’s discretion) are eligible to participate in the Executive Deferral Plan.
Awards under the Plans
Stock Incentive Plans
          The 2000 Plan and the 2007 Plan provide that the Administrator may grant Ordinary Shares, restricted stock, and stock options to eligible service providers. In addition, awards of phantom stock and stock appreciation rights may be made under the 2000 Plan. The type, terms and conditions of each award are set forth in a separate agreement with the person receiving the award.
          The Directors Plan provides that each eligible director will be granted non-qualified stock options to acquire 5,000 Ordinary Shares on the first business day following the annual shareholders’ meeting each year. Such awards will be prorated if the Plan does not have sufficient Ordinary Shares available to permit the option grants. In addition, each eligible director may elect to receive up to 100% of his or her fees in Ordinary Shares, which election must be made prior to the annual shareholders’ meeting for the Plan year to which the election pertains. Payment of the fees in Ordinary Shares will be made at the time the fees are usually paid but no later than the 15th day of the third month of the year following the year during which the applicable portion of the fees is no longer subject to a substantial risk of forfeiture.
          Nonqualified Stock Options or “NQSOs,” provide for the right to purchase Ordinary Shares at a specified price which may not be less than fair market value of such shares on the date of grant, and usually become exercisable (in the discretion of the Administrator) in one or more installments after the grant date, subject to the satisfaction of individual or company performance criteria and/or subject to other conditions, such as continued employment, in each case as established by the Administrator. NQSOs may be granted for any term specified by the Administrator.
          A stock appreciation right or “SAR” is a right to receive a payment in cash, Ordinary Shares or a combination thereof, as determined by the Administrator, in an amount equal to the excess of: (i) the fair market value of the Ordinary Shares on the date the right is exercised over (ii) the fair market value of the Ordinary Shares on the date the right is granted. Upon a change of control, any SAR exercisable upon such change of control will entitle the holder to receive the higher of (i) the highest closing sales price of an Ordinary Share as reported on the NYSE composite tape during the 60-day period prior to and including the date of the change of control and (ii) the highest price per share paid in a change of control transaction over the fair market value of the Ordinary Shares at the grant date; provided that in the case of SARs related to ISOs, such price shall be based only on the fair market value of the Ordinary Shares on the date that the ISO is exercised.
          For the purposes of the Stock Incentive Plans, the fair market value of an Ordinary Share as of any given date will be the closing price of an Ordinary Share as reported on the NYSE composite tape on that day or if the Ordinary Shares were not traded on such day, the closing price of an Ordinary Share on the next preceding trading date that our Ordinary Shares were traded on such exchange, all as reported by such source as the Administrator may select.
          Incentive Stock Options, or “ISOs,” provide for the right to purchase Ordinary Shares at a specified price and usually will become exercisable (in the discretion of the Administrator) in one or more installments after the grant date, subject to the satisfaction of individual or company performance criteria and/or subject to other conditions, such as continued employment, in each case as established by the Administrator. All ISOs must be granted within ten years of the effective date of the Plans, and no ISO is exercisable at any time after the expiration of ten years from the grant date. ISOs are designed to comply with the applicable provisions of the Code, and are subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of an Ordinary Share on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares with respect to which an ISO is first exercisable by an optionee during any calendar year cannot exceed $100,000. To the extent any of these limits are exceeded or otherwise not met, the options granted are NQSOs. In the case of an ISO granted to an employee who owned (or was deemed to own) at least 10% of the total combined voting power of all classes of stock on the date of grant, the 2000 Plan and the 2007 Plan provide that the exercise price must be at least 110% of the fair market value of an Ordinary Share on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant. ISOs are not offered under the Directors Plan.
          In general, under the Stock Incentive Plans, the exercise price of an ISO or NQSO will be paid in cash. However, the award agreement may provide that the exercise price of an ISO or NQSO may be paid (i) in cash or cash equivalent acceptable to the Administrator, (ii) delivery of Ordinary Shares having a fair market value on the date of delivery that is not less than the exercise price of such ISO or NQSO or (iii) a broker-assisted cashless exercise.
          Both the 2000 Plan and the 2007 Plan permit the grant of a stock award. A stock award is a grant of Ordinary Shares. Often, a stock award will be “restricted.” A restricted stock award is a grant of shares which, until the shares are vested, is forfeitable by the grantee in any manner in the discretion of the Administrator as is set forth in the award agreement (i.e., upon forfeiture, the grantee is required to transfer the shares back to Willis and will not receive any payment for the shares). A holder of restricted stock will have all the rights of a shareholder with respect to those shares of restricted stock, including the right to receive dividends and vote the shares. However, the participant will not be able to transfer the restricted stock until the restrictions lapse.
          The 2000 Plan permits the grant of a phantom stock award. A phantom stock is the right to receive the value of one share at a vesting date designated in the grant agreement. Shares of phantom stock are settled either in cash, Ordinary Shares or a combination thereof. No shares are actually issued on the grant of a phantom stock. The number of shares phantom stock credited is recorded in a bookkeeping account. A participant for whom phantom stock has been credited will have none of the rights of a shareholder with respect to such phantom stock.
          The 2000 Plan and the 2007 Plan provide that upon a change of control (i) unless otherwise provided by the Administrator in the award agreement, any outstanding options will become fully vested and fully exercisable; (ii) unless otherwise provided by the Administrator in the award agreement, the restrictions applicable to any outstanding restricted stock will lapse; and (iii) the Administrator may, in its complete discretion, cause the acceleration or release of any and all restrictions or conditions related to an award, in such manner, in case of officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as to conform to the provisions of Rule 16b-3. The 2000 Plan also provides that upon a change of control unless otherwise provided by the Administrator in the award agreement, stock appreciation rights or phantom stock will become fully vested and fully exercisable. Each of the 2000 Plan and the 2007 Plan provides that the Administrator may also provide in an award agreement that a holder of restricted stock may elect with respect to his or her restricted stock, by written notice within 60 days of the change of control, to receive, in exchange for the shares that were restricted immediately before the change of control, a cash payment equal to the fair market value of the shares surrendered on the last business day the Ordinary Shares are traded on the NYSE prior to the receipt of the written notice.

          The Directors Plan provides that, upon a change of control, the options will become fully exercisable.
Deferred Compensation Plans
          Under the Deferred Compensation Plans, participants are entitled to elect to defer part of their compensation (including retainer and additional fees for eligible directors) during any Plan year (“Deferral Contribution”). An election must be filed for each Plan year. Under the Executive Deferral Plan, Willis may in its sole discretion make a matching contribution. Under the Directors Deferral Plan, a participant will receive an additional percentage of deferred stock units if such participant has elected to defer 100% of his or her compensation.
          Under the Executive Deferral Plan, a pre-2005 account and a post-2004 account will be established for each participant (collectively referred to as the “Account”). Each participant’s Account will be divided into one or more short-term deferral accounts and a retirement account. A participant will select the types of measurement funds (i.e., investment funds determined by the Administrator) in which the participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The participant may elect different measurement fund allocations for each of his or her short-term deferral accounts and his or her retirement account. If a participant fails to elect a measurement fund, he or she will be deemed to have elected the money market measurement fund. A participant may change his or her measurement fund selection; provided that the Deferral Contribution invested in deferred stock units must remain invested in deferred stock units until distributed. Participants who had a deferred cash account under the Executive Deferral Plan on November 25, 2002, or who elected a deferred cash account as the investment option for a deferral election made prior to December 31, 2002 for the Plan year ending December 31, 2002 or December 31, 2003, will be permitted to continue their deferred cash account. A participant will be allowed to transfer his or her deferred cash account balance at any time after January 1, 2003 to any measurement funds under the Executive Deferral Plan; provided that the transferred amounts cannot be transferred back to the deferred cash account.
          Under the Directors Deferral Plan, a pre-2005 account and a post-2004 account will be established for each participant (collectively referred to as the “Account”). The participant’s Deferral Contribution will be allocated to a deferred stock unit sub-account. In addition to the deferred stock unit sub-account, a participant may have a deferred cash sub-account if such participant made Deferral Contributions with respect to his or her compensation earned after December 31, 1994 but prior to April 1, 1998 under the Directors Deferral Plan as in effect on January 1, 1995. The sub-accounts will be further divided to reflect the amount attributable to the retainer and additional fees of such participant in each of such sub-accounts.
          Under the Deferred Compensation Plans, any compensation allocated in the deferred stock unit account or invested in the deferred stock unit measurement fund, as applicable, will be treated as if it were invested in deferred Ordinary Share units (i.e., phantom stock). The dollar value of the deferred stock units credited to a participant’s Account on any date will be determined by multiplying the number of deferred stock units (including fractional deferred stock units) credited to the participant’s Account by the closing price on that date.
          Depending on the Deferred Compensation Plan, the number of deferred stock units credited to a participant’s Account will be increased either (i) on each date on which a dividend is paid on the Ordinary Shares, or (ii) on the first day of the month following any month in which a dividend is paid on the Ordinary Shares. The number of additional deferred stock units credited to a participant’s Account as a result of such increase will be determined by (i) multiplying the total number of deferred stock units (with fractional deferred stock units rounded off to the nearest thousandth) credited to the participant’s Account immediately before such increase by the amount of the dividend paid per share of our Ordinary Shares on the dividend payment date, and (ii) dividing the product so determined by the closing price of the Ordinary Shares on either (x) the dividend payment date or (y) the last day of the month in which the dividend was paid, as applicable.
          The amounts payable to participants under the Deferred Compensation Plans are distributed in accordance with the distribution provisions of the Deferred Compensation Plans. Amounts invested in deferred stock units will be paid in Ordinary Shares with fractional shares paid in cash. Under the Executive Deferral Plan, a participant’s remaining Account balance will be paid in cash. Under the Directors Deferral Plan, a participant’s deferred cash account will be paid in cash. The Deferred Compensation Plans provide for an accelerated lump sum payment of a participant’s Account in the event such participant separates from service or ceases to serve as a director, as applicable, within three (3) years of a change of control.
          The amounts deferred by participants under the Deferred Compensation Plans represent an unfunded obligation of Willis to make payments to the participants at some time in the future. However, the Deferred Compensation Plans permit the establishment of a grantor trust to hold assets of Willis to be maintained as reserved against Willis’s unfunded, unsecured obligations under the Deferred Compensation Plans. Such grantor trust has already been established by HRH. Under the terms of the Deferred Compensation Plans, Willis will be required to contribute, within seven (7) days of the Merger, a lump sum to such grantor trust in an amount sufficient to fund the account balances of the participants. Willis will then be obligated to contribute to such trust within thirty (30) days of the end of each Plan year thereafter.
Non-transferability
          The restrictions on transferability of options or stock appreciation rights under the Stock Incentive Plans are set forth in the award agreements, and in general, no award under the Stock Incentive Plans is assignable or transferable except by will or the laws of descent and distribution, or as the Administrator may otherwise specify to members of a participant’s immediate family or to trusts established entirely for the benefit of the participant and/or members of the participant’s immediate family. Holders of restricted stock may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of their restricted stock. Holders of phantom stock may transfer such awards but only to the extent provided in the award agreement.
          Under the Deferred Compensation Plans, neither the participant nor his or her beneficiary has any right to sell, assign, transfer or otherwise convey the right to receive any payments or interest under the Deferred Compensation Plans.
Grant or Award Agreement
          Each grant or award under the Stock Incentive Plans shall be evidenced by a written agreement which shall state the terms and conditions, as determined by the Administrator, which apply to each grant or award, in addition to the terms and conditions specified in each Stock Incentive Plan. A participant does not have a grant or award agreement under the Deferred Compensation Plans.
Adjustments
          The 2000 Plan and the 2007 Plan provide that, in the event we effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidation of shares, or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding options due to an acquisition of us, then the maximum number of Ordinary Shares that may be issued under these Plans will be adjusted (in a whole number) as the Administrator determines to be equitably required. Any determination by the Administrator will be final and conclusive.
          Pursuant to the Directors Plan, the number of Ordinary Shares and the price per share will be adjusted proportionately for any increase or decrease in the number of Ordinary Shares by reason of any stock dividend, stock split, combination, reclassification, recapitalization, or the general issuance to holders of Ordinary Shares of rights to purchase the Ordinary Shares at substantially below its then fair market value, or any change in the number of Ordinary Shares effected without receipt of cash, property, labor or services by us or any spin-off or other type of distribution of assets to shareholders.
          Pursuant to the Deferred Compensation Plans, in the event of a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event, the number of deferred stock units credited to a participant’s deferred stock unit account will be adjusted in such a manner as our Board of Directors (the “Board”), in its sole discretion, deems equitable.
Amendment/Termination
          Under the 2000 Plan and the 2007 Plan, the Board may amend, modify or terminate the Plans at any time. Such amendment or modification may be without shareholder approval. Generally, no termination, amendment or modification of the Plans or awards (as applicable) may adversely affect the rights or accrued benefits of any participants. Except as required under the respective adjustment provisions of the 2000 Plan and the 2007 Plan, the option price of any outstanding option may not be adjusted or amended whether through amendment, cancellation or replacement unless such adjustment or amendment is approved by our shareholders.
Federal Income Tax Consequences
          We have described below the federal tax consequences of participating in the Plans. This description is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which may change. State and local taxes may also apply to a participant in the jurisdiction in which he or she works and/or resides, but we do not discuss state and local tax consequences in this prospectus. The following discussion is only a summary. You should consult your personal tax advisor regarding the federal, state and local tax consequences to you of participating in any of the Plans.
Stock Options and Stock Appreciation Rights
Nonqualified Stock Options and Stock Appreciation Rights
          For federal income tax purposes, if an optionee is granted NQSOs under the Stock Incentive Plans, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of an Ordinary Share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the Ordinary Shares on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.
          For federal income tax purposes, if a participant is granted stock appreciation rights under the 2000 Plan, the participant will not have taxable income on the grant of the stock appreciation right, nor will we be entitled to any deduction. When a participant exercises a stock appreciation right, he or she will recognize ordinary income in the year in which the stock appreciation right is exercised in an amount equal to the value received upon exercise.
Incentive Stock Options
          There is no taxable income to an optionee when an optionee is granted an incentive stock option (“ISO”) or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO share is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the Ordinary Shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon the sale or disposition of the shares will not be considered income for purposes of the alternative minimum tax. Otherwise, if the optionee sells or disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

          With some exceptions, an ISO will not be treated as an ISO if it is exercised more than 90 days following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as an NQSO.
Stock Award, Restricted Stock and Deferred Stock Units/Phantom Stock
Stock Award and Restricted Stock
          If a participant is granted a fully vested stock award or other stock-based award, such participant will recognize as ordinary income the excess of the fair market value of the award on the date of grant, over the purchase price (if any) paid for the award by the Participant.
          For restricted stock, a participant will not recognize income until the transfer restrictions and forfeiture provisions lapse (i.e., the participant vests), unless the participant voluntarily elects to recognize income on the date of grant by filing an election under Section 83(b) of the Code. When the transfer restrictions and forfeiture provisions lapse, the participant will recognize as ordinary income the excess of the fair market value of the shares on the date of lapse, over the purchase price (if any) paid for such shares. Subsequently, if a participant sells the shares acquired from his or her restricted stock award, such participant will recognize a capital gain to the extent the amount realized from the sale of the shares exceeds the fair market value of such shares at the time the participant recognized ordinary income. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition.
          A Section 83(b) election is generally available only for awards of restricted stock, and not for phantom stock. Section 83(b) allows a participant to recognize ordinary income on the fair market value of his or her restricted stock on the date of grant. Thereafter, any further gain or loss recognized by such individual upon the ultimate sale or disposition of the restricted stock is treated as capital gain or loss. Section 83(b) elections will be permitted with respect to restricted stock awards, to the extent permitted by the Administrator.
          In addition, a participant will recognize ordinary income in the amount of any dividends and dividend equivalents paid on the shares when they are paid or become “currently available” (i.e., if the amount is fully vested and the participant can request payment without restriction at any time).
Deferred Stock Units/Phantom Stock
          With regard to deferred stock units or shares of phantom stock, a participant will not recognize ordinary income on the date of grant or the date such participant elects to defer a portion of his or her compensation to be allocated to the deferred stock unit account. A participant will recognize ordinary income when the deferred stock units/shares of phantom stock are distributed (i.e., if the amount is fully vested and the shares are distributed). Deferred stock units and shares of phantom stock are a form of deferred compensation under Section 409A of the Code.
          Subsequently, if a participant sells the shares acquired from his or her deferred stock unit account or phantom stock award, such participant will recognize a capital gain to the extent the amount realized from the sale of the shares exceeds the fair market value of such shares at the time the participant recognized ordinary income. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition.
          In addition, a participant will recognize ordinary income in the amount of any dividends and dividend equivalents paid on the shares when they are paid or become “currently available” (i.e., if the amount is fully vested and the participant can request payment without restriction at any time).
Withholding Taxes
Stock Incentive Plans

          If a participant is an employee of Willis, we will withhold applicable taxes with respect to ordinary income recognized by such participant at the time of inclusion (e.g., upon the exercise of nonqualified stock options, vesting of the restricted stock, or making of a Section 83(b) election). In addition to ordinary income tax, payroll tax withholding by us will apply to amounts treated as wages.
Deferred Compensation Plans
          If a participant is an employee of Willis, we will withhold all federal, state and local income, employment and other taxes required to be withheld in connection with payments to be made to such participant under the Executive Deferral Plan.
Effect Upon the Company
          Willis will generally be entitled to a tax deduction equal to amounts included as ordinary income by a participant at the time of this inclusion.
Restrictions on Resale of Shares by Affiliates
          All Ordinary Shares acquired by “affiliates” pursuant to a registration statement under the Securities Act, including shares acquired pursuant to the Plans, will be considered “control securities.” Therefore, the affiliate may sell these shares only under an effective registration statement or an exemption from registration. “Affiliates” of Willis cannot use this prospectus for reoffers or resales of Ordinary Shares acquired pursuant to the Plans. For these purposes, an “affiliate” of Willis means any person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Willis. To avoid potential infringement of the requirements of the Securities Act, each executive officer of Willis should assume that he or she will be considered an affiliate of Willis. Rule 144 under the Securities Act provides the exemption from registration most frequently relied upon for resale of control securities. The rule requires sales to be effected in “broker’s transactions,” as defined in the rule, and a written notice of each sale must be filed with the SEC at the time of the sale. The rule also limits the number of shares which may be sold in any three-month period to the greater of (a) 1% of the outstanding common shares or (b) the average weekly reported volume of trading in the shares on all securities exchanges during the four calendar weeks preceding the filing of the required sale notice with the SEC. The holding period under Rule 144 applicable to restricted securities is not applicable to a resale of shares acquired under the Plans to the extent such shares are registered under the Securities Act.
Shares Covered by the Plans
          A total of 7,908 Ordinary Shares underlying the Willis Options are issuable pursuant to the Plans which we assumed in connection with the Merger.
USE OF PROCEEDS
          Any proceeds received by Willis from the exercise of the Willis Options will be used for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary. This summary is subject to the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) and the complete text of our memorandum and articles of association filed as Exhibit 3.1 to the Current Report on Form  8-K filed on January 4, 2010 and incorporated herein by reference. In this section, the “Company,” “we” and “our” refers to Willis Group Holdings Public Company Limited only.

Capital Structure

Authorized Share Capital.  Our authorized share capital is €40,000 divided into 40,000 ordinary shares with a nominal value of €1 per share and US$575,000 divided into 4,000,000,000 ordinary shares with a nominal value of US$0.000115 per share and 1,000,000,000 preferred shares with a nominal value of US$0.000115 per share. The authorized share capital includes 40,000 ordinary shares with a nominal value of €1 per share in order to satisfy statutory requirements for all Irish public limited companies commencing operations.

We may issue shares subject to the maximum prescribed by our authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by way of an ordinary resolution of our shareholders. The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the Company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires the approval of over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, our articles of association authorize our board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, which were effective on December 31, 2009.

The rights and restrictions to which the ordinary shares will be subject are prescribed in our articles of association. Our articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares we may issue. Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series or shares, to provide from time to time for the issuance of other classes or series of preferred shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Issued Share Capital.  Immediately prior to the Transaction, the issued share capital of the Company was €40,000, comprised of 40,000 ordinary shares, with nominal value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by the Company and was then cancelled by the Company. The Company then issued approximately 168,645,200 ordinary shares having a nominal value of US$0.000115 each. All shares issued on completion of the Transaction were issued and fully paid.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Under Irish law this opt-out will cease to be effective after five years unless renewed by a special resolution of the shareholders. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of the Company pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution and shares issued under employee share plans).

Our articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the Transaction, we assumed, on a one-for-one basis, Willis Bermuda’s existing obligations to deliver shares under our equity incentive plans, warrants or other rights pursuant to the terms thereof.

The Irish Companies Acts prohibit an Irish company from allotting shares for “nil” or no consideration. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted stock unit, performance shares awards, bonus shares or any other share-based grants must be paid pursuant to the Irish Companies Acts.

We are subject to the rules of the New York Stock Exchange (the “NYSE”), and the Internal Revenue Code of 1986, as amended (the “Code”) that require shareholder approval of certain equity plan and share issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means our accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of the Company. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although we did not have any distributable reserves immediately following the consummation of the Transaction, we are taking steps to create such distributable reserves.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our articles of association. Our articles of association authorize the directors to declare such dividends as appear justified from our profits without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

Our directors may deduct from any dividend payable to any member all sums of money (if any) payable by such member to the Company in relation to shares of the Company.

Our directors are also entitled to issue shares with preferred rights to participate in dividends we declare. The holders of such preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Share Repurchases, Redemptions and Conversions

Overview

Our articles of association provide that any ordinary share which we acquire or agree to acquire shall be converted into a redeemable share. Accordingly, for Irish company law purposes, our repurchase of ordinary shares can technically be effected as a redemption of those shares as described below under “— Repurchases and Redemptions.” If our articles of association did not contain such provision, repurchases by the Company would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “— Purchases by Subsidiaries,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of the Company, we are referring to the redemption of ordinary shares by the Company pursuant to such provision of our articles of association or the purchase of our ordinary shares by us or our subsidiaries, in each case in accordance with our articles of association and Irish company law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “— Dividends”) or, subject to certain restrictions, the proceeds of a new issue of shares for that purpose. Although we did not have any distributable reserves immediately following the consummation of the Transaction, we are taking steps to create such distributable reserves. We may only issue redeemable shares where the nominal value of the issued share capital that is not redeemable is at least 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of our articles described above, shareholder approval will not be required to redeem our shares.

We may also be given an additional general authority to purchase our own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Our board of directors will also be entitled to issue preferred shares which may be redeemed at our option or our shareholders’, depending on the terms of such preferred shares. Please see “— Capital Structure — Authorized Share Capital” above for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We cannot exercise any voting rights in respect of shares held as treasury shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase our shares either on-market or off-market. A general authority of our shareholders (by way of ordinary resolution) is required to allow a subsidiary of the Company to make on-market purchases of our shares. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of shares of the Company is required. Willis Bermuda together with the nominee shareholders of the Company authorized the purchase of our shares by subsidiaries of the Company, such that our subsidiaries will be authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the former Willis Bermuda share repurchase program. This authority will expire no later than 18 months after the date on which it takes effect.

In order for a subsidiary of ours to make an on-market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which our shares became listed following the Transaction, is not currently specified as a recognized stock exchange for this purpose by Irish company law. It is possible that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the meeting at which the special resolution is voted on, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office. The purchase contract must also be available for inspection at that meeting.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares of the Company, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of the Company by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

The board of directors of Willis Bermuda has previously authorized a program to repurchase up to one billion of its common shares. Our board of directors authorized the repurchase of our shares by the Company and our subsidiaries and Willis Bermuda and the nominee shareholders of the Company authorized the purchase of our shares by our subsidiaries, such that the Company and its subsidiaries are authorized to purchase shares in an aggregate amount approximately equal to the remaining authorization under the former Willis Bermuda share repurchase program.

As noted above, because repurchases of our shares by the Company can technically be effected as a redemption of those shares pursuant to the articles of association, such repurchases may be made whether or not the NYSE is a “recognized stock exchange” and shareholder approval for such repurchases will not be required.

However, because purchases of the Company’s shares by subsidiaries of the Company may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, the shareholder authorization for purchases by the Company’s subsidiaries described above was made effective as of the later of (i) the consummation of the Transaction (which has occurred) and (ii) the date on which the NYSE becomes a recognized stock exchange for this purpose. This authorization will expire no later than 18 months after the date on which it takes effect and we expect that we would seek shareholder approval to renew this authorization at future annual general meetings.

Bonus Shares

Under our articles of association, our board of directors may resolve to capitalize any amount for the time being standing to the credit of any of our reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully-paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under our articles of association, we may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way.

Annual Meetings of Shareholders

We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. We plan to hold an annual general meeting in 2010. Under Irish law, our first annual general meeting is permitted to be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. We intend to hold annual general meetings in Ireland. Because of the fifteen-month requirement described in this paragraph, our articles of association include a provision reflecting this requirement of Irish law.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). An auditor is deemed to be reappointed at an annual general meeting without any resolution being passed, a resolution is passed that the auditor shall not be reappointed (or appointing another auditor), unless the auditor is not qualified for reappointment or the auditor is unwilling to be reappointed.

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at an annual general meeting and serve until the next following general meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the board.

Special Meetings of Shareholders

Extraordinary general meetings may be convened by (i) the chairman of the board of directors, (ii) the board of directors, (iii) on requisition of shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iv) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all of our shareholders and to our auditors. Under Irish law, the minimum notice periods are 21 days notice in writing for an extraordinary general meeting to approve a special resolution and 14 days notice in writing for any other extraordinary general meeting. Because of the 21 day and 14 day requirements described in this paragraph, our articles of association include provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21 day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

If the board of directors becomes aware that our net assets are half or less of the amount of our called-up share capital, the directors of the Company must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that one of the directors learns of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for General Meetings

The presence, in person or by proxy, of the holders of at least 50% of our ordinary shares outstanding constitutes a quorum for the conduct of business. No business may take place at a general meeting if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in our articles of association. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Voting

Our articles of association provide that all resolutions shall be decided by a poll. Every shareholder shall have one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association. Our articles of association permit the appointment of proxies by the shareholders to be notified to us electronically in such manner as may be approved by the board of directors.

In accordance with our articles of association, the directors of the Company may from time to time cause us to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares will not be entitled to be voted at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting where a quorum is present. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of our shareholders cast at a general meeting.

Examples of matters requiring special resolutions include:

•	amending the objects of the Company;

•	amending the articles of association of the Company;

•	approving the change of name of the Company;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	re-registration of the Company from a public limited company as a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise, which special resolution would be of the class concerned);

•	purchase of own shares off-market;

•	the reduction of share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that the Company be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Any variation of class or series rights attaching to the issued shares of the Company is addressed in our articles of association as well as the Irish Companies Acts and must in accordance with the articles of association be approved by ordinary resolution of the class or series affected.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of the Company and any act of the Irish Government which alters the memorandum of association of the Company; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of the Company; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by the Company; and (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting. Our auditors will also have the right to inspect all books, records and vouchers of the Company. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a) a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of:

(i) 75% of the voting shareholders by value; and (ii) 50% in number of the voting shareholders, at a meeting called to approve the scheme;

(b) through a tender offer by a third party for all of the shares of the Company. Where the holders of 80% or more of our shares have accepted an offer for their shares in the Company, the remaining shareholders may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of the Company were listed on the Irish Stock Exchange or another regulated stock exchange in the European Union (“EU”), this threshold would be increased to 90%; and

(c) it is also possible for us to be acquired by way of a merger with an EU-incorporated public company under the EU Cross-Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If we are being merged with another EU public company under the EU Cross-Border Merger Directive 2005/56 and the consideration payable to our shareholders is not all in cash, the directive allows for an amendment of the exchange rate applied in the merger in certain circumstances.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the voting shares is held by the other company the party to the merger of the transferor company has the right to request that the other company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in five percent of the shares of an Irish public limited company. A shareholder of the Company must therefore make such a notification to us if as a result of a transaction the shareholder will be interested in five percent or more of the shares of the Company; or if as a result of a transaction a shareholder who was interested in more than five percent of the shares of the Company ceases to be so interested. Where a shareholder is interested in more than five percent of the shares of the Company, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to us. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to us within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in the Company concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, the Company, under the Irish Companies Acts, may by notice in writing require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of the Company, to give such further information as may be required by us including particulars of such person’s own past or present interests in shares of the Company within such three year period. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by us on a person who is or was interested in shares of the Company and that person fails to give us any information required within the reasonable time specified, we may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from the Company on those shares, whether in respect of capital or otherwise.

Where the shares in the Company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of the Company will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•	the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•	a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in the Company, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire ordinary shares of the Company within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for the Company’s ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so. If the bidder or any of its concert parties has acquired ordinary shares of the Company (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of the Company or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per the Company’s ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of the Company in the 12 month period prior to the commencement of the offer period if the Irish Takeover Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the Company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the Company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the Company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of the Company are not permitted to take any action which might frustrate an offer for the shares of the Company once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a) the action is approved by our shareholders at a general meeting; or

(b) with the consent of the Irish Takeover Panel where:

(i) the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii) the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii) the relevant action is pursuant to a contract entered into prior to the announcement of the offer; or

(iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

For other provisions that could be considered to have an anti-takeover effect, please see above at “— Authorized Share Capital” (regarding issuance of preferred shares), “— Pre-emption Rights, Share Warrants and Share Options” and “— Disclosure of Interests in Shares,” in addition to “— Corporate Governance” below.

Corporate Governance

The articles of association of the Company allocate authority over the management of the Company to the board of directors. The board of directors may then delegate the management of the Company to committees (consisting of members of the board or other persons) or executives, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of the Company. The Company has replicated the committees that are previously in place for Willis Bermuda, which include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. We also adopted, with certain amendments, Willis Bermuda’s Corporate Governance Guidelines Code of Ethics and Insider Trading Policy. In addition, we adopted a new Regulation FD Corporate Communications Policy.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of the Company is Willis Group Holdings Public Limited Company. The Company was incorporated in Ireland, as a public limited company on September 24, 2009 with company registration number 475616. Our fiscal year ends on December 31 and our registered address is Grand Mill Quay, Barrow Street, Dublin 4, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration will be unlimited. the Company may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. The Company may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where the Company has failed to file certain returns. The articles of association of the Company also provide for a voluntary winding up to be effected by way of a unanimous vote of the shareholders.

The rights of the shareholders to a return of the Company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Company’s articles of association or the terms of any preferred shares issued by the directors of the Company from time to time.

The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of the Company. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities or any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Our article of association provide that the ordinary shareholders of the Company are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of ordinary shares of the Company will not have the right to require the Company to issue certificates for their shares. the Company will only issue uncertificated ordinary shares.

Stock Exchange Listing

Immediately following the consummation of the Transaction, our ordinary shares became listed on the NYSE under the symbol “WSH,” the same symbol under which the Willis Bermuda common shares were previously listed. We do not plan for our ordinary shares to be listed on the Irish Stock Exchange at the present time.

No Sinking Fund

The Company’s ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the Transaction were duly and validly issued and fully-paid.

Transfer and Registration of Shares

Our share register will be maintained by our transfer agent. Registration in this share register will be determinative of membership in the Company. A shareholder of the Company who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of the Company’s shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty payable by a buyer. In the event of any such payment, we are (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion), and (iii) claim a lien against the the Company’s shares on which it has paid stamp duty.

Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in the Company’s shares has been paid unless one or both of such parties is otherwise notified by us.

Our articles of association delegate to our Secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of the Company’s shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with such transfer and that we will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that the Company execute an instrument of transfer on behalf of the transferring party in a form determined by the Company. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on the Company’s official Irish share register (subject to the matters described below).

If we are under a contractual obligation to register or to refuse to register the transfer of a share to any person, the board of directors shall act in accordance with such obligation and register or refuse to register the transfer of a share to such person, whether or not it is a fully-paid share or a share on which we have a lien. Subject to the previous sentence, our directors have general discretion to decline to register an instrument of transfer of a share whether or not it is a fully-paid share or a share on which we have a lien.

The registration of transfers may be suspended by our directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.

PLAN OF DISTRIBUTION
          We intend to issue Ordinary Shares pursuant to this prospectus in connection with the exercise of the Willis Options, which shares will be listed on the New York Stock Exchange. We will be responsible for the expenses of any such issuance, other than the exercise price of the Willis Options. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance.
          The decision to exercise the Willis Options to purchase Ordinary Shares must be made pursuant to each investor’s evaluation of his or her best interests. Our Board does not make any recommendation to prospective investors regarding whether they should exercise their Willis Options. The Ordinary Shares obtained upon the exercise of Willis Options may be sold from time to time on the New York Stock Exchange, at prices then prevailing, in negotiated transactions or otherwise.
LEGAL MATTERS
          The validity under Irish law of the Ordinary Shares offered hereby will be passed upon for Willis by Matheson Ormsby Prentice.
EXPERTS
          The consolidated financial statements incorporated in this prospectus by reference from Willis Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Willis Bermuda’s internal control over financial reporting incorporated in this prospectus by reference from Willis Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may obtain copies of this information by mail from the SEC at the above address, at prescribed rates. You may also obtain certain of these documents at Willis’s website (www.willis.com) under the tab “Investor Relations,” then under the heading “Financial Reporting” and then under the item “SEC Filings.”
          The SEC also maintains a website that contains reports, proxy and information statements and other information that Willis files electronically with the SEC. The address of that website is www.sec.gov. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning Willis at the following address or telephone number:
Willis Group Holdings Public Limited Company
One World Financial
200 Liberty Street, 7th Floor
New York, New York 10281
Attention: Investor Relations
Telephone: (212) 915-8084
          Our Ordinary Shares are listed on the New York Stock Exchange. You may also inspect reports, proxy statements and other information about Willis at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE
          The SEC allows certain information to be incorporated by reference into this prospectus, which means Willis Group Holdings Public Limited Company (the “Registrant”) can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission (the “Commission”) that contains that information. This prospectus incorporates by reference important business and financial information about us that is not disclosed in or delivered with this prospectus. The information incorporated by reference is deemed a part of this prospectus (except for any information superseded by information contained directly in this prospectus) and is an important part of this prospectus.
          The following documents filed with the Commission by the Registrant are incorporated herein by reference:

•	Willis Bermuda’s Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009;

•	Willis Bermuda’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on May 8, 2009 for the quarter ended June 30, 2009, filed on August 7, 2009 and for the quarter ended September 30, 2009 filed on November 6, 2009;

•	Willis Bermuda’s Proxy Statement on Schedule 14A filed on November 2, 2009;

•	Willis Bermuda’s Current Report filed on Form 8-K/A filed on October 21, 2008;

•	Willis Bermuda’s Current Reports on Form 8-K filed on January 5, 2009, February 6, 2009, February 12, 2009, March 11, 2009, March 12, 2009, May 12, 2009, June 10, 2009, September 14, 2009, September 21, 2009, September 24, 2009, September 28, 2009, September 29, 2009, October 1, 2009, October 23, 2009, November 2, 2009, November 19, 2009, November 20, 2009, December 17, 2009, January 4, 2010; and

•	The description of Willis Ireland’s share capital contained in our Current Report on Form 8-K filed on January 4, 2010.
          In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended subsequent to the effective date of this Registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. You should rely only on the information incorporated by reference or provided in this prospectus. The Registrant has not authorized anyone else to provide you with different information.

ORDINARY SHARES

PROSPECTUS
January 4, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
          The following statement sets forth the expenses of Willis Group Holdings Public Limited Company (the “Registrant”) in connection with the offering described in this Registration Statement (all of which will be borne by the Registrant). All amounts shown are estimated.

SEC registration fee	$10
Printing expenses	2,000
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Miscellaneous expenses	0
Total	$42,010

Item 15.	Indemnification of Directors and Officers
           The Company’s articles of association (“Articles”) provide that, subject to applicable law, the Company shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Company against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, in which judgment is given in a director’s or officer’s favour, he is acquitted, or in respect of any application under the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) in which relief from liability is granted to him. The Articles also require the Company, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Company such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Company’s indemnification of its directors and its secretary, the Irish Companies Acts prescribe that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his favour or in which he is acquitted or where the court has granted relief, wholly or partially, on the basis that he has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. These restrictions in the Irish Companies Acts do not apply to executives who are not directors or the secretary of an Irish company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company.
           Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Company has purchased and maintains a directors’ and officers’ liability policy.
           In connection with the Reorganization, each of the Company and Willis North America Inc., a Delaware corporation, is entering into deeds of indemnity and indemnification agreements, respectively, with each of the directors and certain officers of the Company as well as certain individuals serving as directors or officers of the Company’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Company and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Willis Group Holdings Public Limited Company filed on January 4, 2010 (the “Ireland Form 8-K”).**

4.2	Certificate of Incorporation of Willis Group Holdings Public Limited Company (incorporated by reference to Exhibit 3.2 to the Ireland Form 8-K).**

4.3	[Intentionally Omitted]

4.4	Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan, as amended and restated February 11, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by Hilb Rogal & Hobbs Company on Form S-8 dated November 21, 2003, File No. 333-110666).**

Exhibit No.	Description

4.5	Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by Hilb Rogal & Hobbs Company on Form S-8, dated May 1, 2007, File No. 333-142528).**

4.6	Hilb Rogal & Hobbs Company Non-employee Directors Stock Incentive Plan, as amended and restated effective January 1, 2007 (incorporated by reference to Exhibit 10.6 to the Form 10-Q for the quarter ended March 31, 2007 filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

4.7	Hilb Rogal & Hobbs Company Executive Voluntary Deferral Plan, as amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.5 to the Form 10-Q for the quarter ended March 31, 2007 filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

4.8	Hilb Rogal & Hobbs Company Outside Directors Deferral Plan, as amended and restated effective January 1, 2007 (incorporated by reference to Exhibit 10.7 to the Form 10-Q for the quarter ended March 31, 2007, filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

5.1	Opinion of Matheson Ormsby Prentice.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Matheson Ormsby Prentice (included in Exhibit 5.1).*

24.1	Willis Group Holdings Public Limited Company Powers of Attorney (included on signature pages).*

*	Filed herewith.

**	Previously filed.

Item 17.	Undertakings
          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
          (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of January, 2010.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY (Registrant)
By:	/s/ Adam G. Ciongoli
	Name:	Adam G. Ciongoli
	Title:	Group General Counsel

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam G. Ciongoli, Patrick C. Regan, Michael R. Chitty and Shaun K. Bryant and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof,
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph J. Plumeri Joseph J. Plumeri	Chairman and Chief Executive Officer (Principal Executive Officer)	January 4, 2010

/s/ William W. Bradley William W. Bradley	Director	January 4, 2010

Joseph A. Califano, Jr.	Director

/s/ Anna C. Catalano Anna C. Catalano	Director	January 4, 2010

Signature	Title	Date

/s/ Sir Roy Gardner Sir Roy Gardner	Director	January 4, 2010

/s/ Sir Jeremy Hanley Sir Jeremy Hanley	Director	January 4, 2010

/s/ Robyn S. Kravit Robyn S. Kravit	Director	January 4, 2010

/s/ Jeffrey B. Lane Jeffrey B. Lane	Director	January 4, 2010

/s/ Wendy E. Lane Wendy E. Lane	Director	January 4, 2010

/s/ James F. McCann James F. McCann	Director	January 4, 2010

/s/ Douglas B. Roberts Douglas B. Roberts	Director	January 4, 2010

/s/ Patrick C. Regan Patrick C. Regan	Group Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2010

/s/ Adam G. Ciongoli Adam G. Ciongoli	Authorized U.S. Representative	January 4, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Willis Group Holdings Public Limited Company to be filed on January 4, 2010 (the “Ireland Form 8-K”).**

4.2	Certificate of Incorporation of Willis Group Holdings Public Limited Company (incorporated by reference to Exhibit 3.2 to the Ireland Form 8-K).**

4.3	[Intentionally Omitted]

4.4	Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan, as amended and restated February 11, 2003 (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by Hilb Rogal & Hobbs Company on Form S-8 dated November 21, 2003, File No. 333-110666).**

4.5	Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement filed by Hilb Rogal & Hobbs Company on Form S-8, dated May 1, 2007, File No. 333-142528).**

4.6	Hilb Rogal & Hobbs Company Non-employee Directors Stock Incentive Plan, as amended and restated effective January 1, 2007 (incorporated by reference to Exhibit 10.6 to the Form 10-Q for the quarter ended March 31, 2007 filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

4.7	Hilb Rogal & Hobbs Company Executive Voluntary Deferral Plan, as amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.5 to the Form 10-Q for the quarter ended March 31, 2007 filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

4.8	Hilb Rogal & Hobbs Company Outside Directors Deferral Plan, as amended and restated effective January 1, 2007 (incorporated by reference to Exhibit 10.7 to the Form 10-Q for the quarter ended March 31, 2007, filed by Hilb Rogal & Hobbs Company on May 7, 2007, File No. 0-15981).**

5.1	Opinion of Matheson Ormsby Prentice.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Matheson Ormsby Prentice (included in Exhibit 5.1).*

24.1	Willis Group Holdings Public Limited Company Powers of Attorney (included on signature pages).*

*	Filed herewith.

**	Previously filed.